Exhibit 99.1

NEWS RELEASE

COMPANY CONTACT:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION COMPLETES ACQUISITION OF
EXPERT SECURITY SERVICES

Lagrangeville, New York***January 7, 2008***Command Security Corporation (Amex: MOC) announced today that it has completed the acquisition of Expert Security Services, Inc. (“Expert”), a provider of security services primarily in Maryland. Expert has approximately 100 employees and estimated annual sales for 2007 of approximately $2.0 million. The purchase price for the business was $437,000.

Command Security acquired Expert in order to expand its presence within Maryland, Washington, D.C. and Virginia, where the company believes demand for security services is significantly growing.

Commenting on the purchase, Barry Regenstein, Command Security’s President, stated, “Expert’s reputation for providing quality security services to its customers over the past twenty-five years reflects the commitment and principles that we value within our company. The acquisition of Expert continues our momentum for transactional growth via purchases of targeted strategic opportunities. We look forward to further expanding our service network in the Mid-Atlantic region and welcome our newest team members who share our vision for delivering marketing-leading solutions for today’s security needs.”

About Command Security Corporation

Command Security Corporation provides aviation and security services to protect buildings, assets and people through over thirty company-owned offices in fourteen states. We safeguard against theft, fraud, fire, intrusion, vandalism and the manifold threats that today’s world brings. Partnering with each client, Command Security designs programs customized to meet specific security needs and solve problems. To every situation the Company brings years of expertise - sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology. Its mission is: to enable businesses to operate without disruption or loss, and to create safe environments for people to work in.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended March 31, 2007, and such other risks detailed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.